     As filed with the Securities and Exchange Commission on April 19, 2000

                                                                   File No.

===============================================================================




                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION

                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

      The undersigned investment company hereby notifies the Securities and
         Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act
                of 1940 and in connection with such notification
               of registration submits the following information:

Name:   TIERS(SM) CORPORATE-BACKED TRUST, SERIES 1 AND SUBSEQUENT SERIES
        ----------------------------------------------------------------

Address of Principal Business Office (No. & Street, City, State Zip Code):

c/o Structured Products Corp., 390 Greenwich Street - 6th Floor,
New York, NY  10013
-------------------------------------------------------------------------------

Telephone Number (including area code):  (212) 723-9654
                                       ----------------------------------------

Name and address of agent for service of process:   Matthew R. Mayers
                                                 ------------------------------

      390 Greenwich Street - 6th Floor, New York, NY  10013
-------------------------------------------------------------------------------

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                                                      YES  [  ]   NO  [X]

===============================================================================

1.       Exact name of registrant:

                  TIERS(SM) Corporate-Backed Trust,
                  Series 1 and Subsequent Series

2. Name of state under the laws of which registrant was organized or created and the date of such organization or creation:

                  To be organized under New York law
                  pursuant to Trust Agreements, which
                  shall be dated as of the initial date of deposit of the underlying securities for each Series.

3. Form of organization of registrant (corporation, partnership, trust, joint stock company, association, fund, etc.):

                  Trust

4. Classification of registrant (face-amount certificate company, unit investment trust, or management company):

                  Unit Investment Trust

5.       If registrant is a management company:

                  (a) State whether registrant is a "closed-end" or "open-end" company:

                                      NOT APPLICABLE

                  (b) State whether registrant is registering as a "diversified" company or a "non-diversified" company (read Instruction 4(i) carefully before replying):

                                     NOT APPLICABLE

6.       Name and address of each investment adviser of registrant:

                                     NOT APPLICABLE

7. If registrant is an investment company having a board of directors, state the name and address of each officer and director of registrant.

                                     NOT APPLICABLE

8. If registrant is an unincorporated investment company not having a board of directors:

             (a)     State the name and address of each sponsor of registrant.

                     Structured Products Corp.
                     390 Greenwich Street - 6th Floor
                     New York, New York 10013

            (b) State the name and address of each officer and director of each sponsor or registrant:

--------------------------------------------------------------------------------
Name                        Title                      Address (All Persons)
--------------------------------------------------------------------------------

Marcy Engel                 Director               :   Structured Products Corp.
                                                       390 Greenwich Street -
                                                       6th Floor
                                                       New York, New York 10013

Martin J .Gruber            Director               :

Nathaniel H. Leff
                            Director               :

Andrew W. Alter
                            Secretary              :

Timothy Beaulac
                            President              :

Nazareth A. Festekjian
                            Vice President and
                            Finance Officer        :

Bradley J. Gans
                            Assistant Secretary,
                            Assistant Vice
                            President and
                            Finance Officer        :
Mark I. Kleinman
                            Vice President,
                            Treasurer and Finance
                            Officer                :
Marwan A. Marshi
                            Vice President and
                            Finance Officer        :

Matthew R. Mayers
                            Assistant Secretary,
                            Assistant Vice
                            President and Finance
                            Officer                :
Philip U. Tremmel
                            Assistant Vice
                            President and Finance
                            Officer                :


                  (c) State the name and address of each trustee and each custodian of registrant1

                          Trustee:
                          U. S. Bank Trust National Association
                          100 Wall Street, Suite 1600
                          New York, New York 10005

9.                (a)     State whether registrant is currently issuing and
                          offering its securities directly to the
                          public (yes or no):

                          no

                  (b) If registrant is currently issuing and offering its securities to the public through an underwriter, state the name and address of such underwriter:

                                       NOT APPLICABLE

                  (c)     If the answer to Item 9(a) is "no" and the answer to
                          Item 9(b) is "not applicable", state whether registrant presently proposes to make a public offering of its securities (answer yes or no):

                                       yes

                  (d) State whether registrant has any securities currently issued and outstanding (yes or no):

                                       no

                  (e) If the answer to Item 9(d) is "yes", state as of a date not to exceed ten days prior to the filing of this notification of registration the number of beneficial owners of registrant's outstanding securities (other than short-term paper) and the name of any company owning 10 percent or more of registrant's outstanding voting securities:

                                       NOT APPLICABLE

10.      State the current value of registrant's total assets:

                                       NOT APPLICABLE

---------------
1    For subsequent Series, as indicated in the Prospectus for such Series.

11. State whether registrant has applied or intends to apply for a license to operate as a small business investment company under the Small Business Investment Act of 1958 (yes or no):

                                      no

12. Attach as an exhibit a copy of the registrant's last regular periodic report to its securityholders, if any.

                                      NOT APPLICABLE

                                    SIGNATURE
                                    ---------
                             (See Instruction 3(e))
                             ----------------------

1. Form of signature if registrant is an investment company having a board of directors.

         Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly
         signed on its behalf in the city of               and State  of
         on the      day of          19   .



[SEAL]                                Signature
                                                -------------------------------
                                                      (Name of Registrant)



                                            By
                                              ----------------------------------
                                                  (Name of director, trustee or
                                                   officer signing on behalf of
                                                   Registrant)



Attest:
       ----------------------------
                (Name)


-----------------------------------         ------------------------------------
                                                        (Title)

                                 NOT APPLICABLE

2. Form of signature if registrant is an unincorporated investment company not having a board of directors

         Pursuant to the requirements of the Investment Company act of 1940
         the            Sponsor             of the registrant has caused this
            -------------------------------
            (sponsor, trustee or custodian)
         notification of registration to be duly signed on behalf of the registrant in the City of New York and State of New York on the 19th day of April, 2000.

                                       TIERS(SM) CORPORATE-BACKED TRUST,
                                       SERIES 1 AND SUBSEQUENT SERIES
                                       ------------------------------
                                           (Name of Registrant)



                                    By:Structured Products Corp.
                                       ----------------------------------------
                                        (Name of sponsor, trustee or custodian)

                                    By: /s/ Matthew R. Mayer
                                       ----------------------------------------
                                        (Name of officer or sponsor, trustee
                                         or custodian)

                                       Assistant Vice President
                                       ----------------------------------------
                                                      (Title)



ATTEST: /s/ Timothy Beaulac
       -----------------------
              (Name)


            President
      ------------------------
             (Title)